Exhibit 2.1

Subject to Due Diligence Completion

July 5, 2022

Proposed Offering Engagement Letter

Ladies and Gentlemen:

The purpose of this engagement letter is to set forth the terms pursuant to which AGES Financial Services, Ltd. (hereinafter referred to as “AGES” or the “Dealer Manager”) will act as the non-exclusive (i) dealer-manager, (ii) placement agent and/or (iii) financial advisor for a proposed issuance, or series of issuances, for up to $5,000,000 of Series B Convertible Preferred Stock (“Proposed Offering”) of MamaMancini’s Holdings , Inc., a Nevada corporation (hereinafter referred to, collectively with its subsidiaries and affiliates, as the “Issuer” or the “Company”), to be conducted by the Company pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D promulgated by the Commission under the Securities Act of 1933, as amended.

The terms of our engagement are as follows:

1. The Issuer hereby retains and engages AGES for the period beginning on the date hereof and ending on the later of (a) the completion of the Proposed Offering or (b) _December 31, 2022 unless sooner terminated pursuant to the terms of this engagement letter or extended upon the mutual consent of the Issuer and AGES (the “Engagement Period”), to act as the Issuer’s non-exclusive placement agent, financial advisor and/or dealer-manager in connection with the Proposed Offering. The compensation for acting as the non-exclusive sole placement agent to the Issuer and conditions of AGES’s engagement is stated hereunder. AGES acknowledges and agrees that its engagement hereunder is non-exclusive, and that the Issuer may, in its discretion, solicit, negotiate with and/or enter into one or more agreements with sources of financing (whether equity, debt or otherwise), placement agents, financial advisors, dealer managers or any other person or entity in connection with the Proposed Offering, and that AGES shall not be entitled to compensation hereunder with respect to any amount of financing received from investors that Issuer or another party sources.

2. In consideration for its services in the Proposed Offering, AGES shall be entitled a cash fee equal to four percent (4%) of the net dollar amount received by the Issuer from investors sourced by AGES plus five year warrants to buy Common Stock of the Company exercisable at $2.25 per share at the rate of 1 warrant for every $100 of such net dollar amount. Upon the execution of this engagement letter, the Issuer agrees to pay to AGES, or parties designated by AGES, $10,000 as an advance against its expenses incurred in performing services under this Agreement (the “Advance”), receipt of which is hereby acknowledged. If the engagement hereunder is terminated, the portion of the Advance not used for AGES’s actual out-of-pocket expenses shall be promptly reimbursed to the Issuer as required under FINRA Rule 5110(f)(2)(D), if applicable.

3. Omitted.

4. The Issuer shall be responsible for and pay all expenses relating to the Proposed Offering, including, without limitation, all filing fees relating to any registration statement required to be filed as part of the Proposed Offering and any filing fees relating to the review of the Proposed Offering materials by the Financial Industry Regulatory Authority, Inc. (“FINRA”); all fees and expenses relating to the listing of such Shares on the securities exchange or market where the Company’s Common Stock is (or will be) listed; all fees, expenses and disbursements relating to the registration or qualification of the Shares under the “blue sky” securities laws of any states or other jurisdictions; the costs of mailing and printing all of the Proposed Offering documents, Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as AGES may reasonably deem necessary; the costs and expenses of advertising, webinars or other sales activities, the costs and expenses of any public relations or solicitation firm hired by the Issuer in connection with any Proposed Offering; the costs of preparing, printing and delivering certificates representing the securities; fees and expenses of the subscription agent and information agent, if applicable; the fees and expenses of the Issuer’s accountants; and the fees and expenses of the Issuer’s legal counsel and other agents and representatives and other legitimately incurred and documented travel, “due diligence,” promotional and other expenses of AGES in performing services under this Agreement.

5. The Proposed Offering shall be conditioned upon, among other things, the following:

a. Satisfactory completion by AGES of its due diligence investigation and analysis of: (i) the Issuer’s arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Issuer for the years ended January 31, 2021 and 2022 and other statements as may be required by the Securities Act of 1933, as amended, and rules and regulations of the Commission thereunder for inclusion in a Registration Statement, , and (iii) the Issuer’s projected financial results for the fiscal year ending January 31, 2023 (which shall be deemed confidential pursuant to Section 11, below);

b. Formation by AGES of a selling group of registered broker dealers adequate in its opinion to complete the projected financing.

c. The continued listing of the Company’s Common Stock on its current securities exchange or market, or uplisting to a higher exchange (“Trading Market”);

d. AGES shall have received from outside counsel to the Issuer such counsel’s written opinion, addressed to AGES, dated as of the Closing, in customary form and substance reasonably satisfactory to AGES;

e. AGES shall have filed this engagement letter and offering material with FINRA under Rule 5123 and FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements therein disclosed. In addition, the Company shall, if requested by AGES, make or authorize AGES’s counsel to make on the Company’s behalf, an Issuer Filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 and pay all filing fees required in connection therewith.

f. Prior to the Closing, the Company shall have furnished to AGES such further information, certificates and documents as AGES may reasonably request, including customary audit comfort letters (all opinions, letters, evidence and certificates mentioned above or elsewhere in this engagement letter shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for AGES);

g. Any Proposed Offering shall fund through a bank account established by AGES and paid for by the Issuer;

h. Execution of a satisfactory Dealer Manager Agreement and soliciting dealer agreements containing customary provisions with respect to the offering.

6. The Issuer represents and warrants to AGES as follows:

a. The Issuer has been duly formed and is in good standing as a Nevada corporation, and has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereunder and otherwise to carry out its obligations hereunder. The execution and delivery of this engagement letter by the Issuer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Issuer and no further action is required by the Issuer, its board of directors or its stockholders in connection herewith. This engagement letter has been duly authorized and executed by the Issuer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

b. The execution, delivery and performance of this engagement letter by the Issuer do not and will not (i) conflict with or violate any provision of the Issuer’s or any subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Issuer or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing Issuer or subsidiary debt or otherwise) or other understanding to which the Issuer or any subsidiary is a party or by which any property or asset of the Issuer or any subsidiary is bound or affected (except as may have been consented to or waived), or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Issuer or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Issuer or a subsidiary is bound or affected.

c. The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other “Person” (defined as an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability Issuer, joint stock Issuer, government (or an agency or subdivision thereof) or other entity of any kind) in connection with the execution, delivery and performance by the Issuer of this engagement letter, other than such filings as are required to be made under applicable Federal and state securities laws.

d. Except as otherwise provided in or pursuant to this engagement letter and approved by AGES, no brokerage or finder’s fees or commissions are or will be payable by the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this engagement letter. AGES shall, in the absence of documentation signed by it to that effect, have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this section that may be due in connection with the offer and sale of the securities contemplated by this engagement letter.

e. The Issuer has not and, to its knowledge, none of its officers or directors have, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of any of the securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the securities (other than AGES’s placement of the securities), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Issuer other than pursuant to this engagement letter.

f. The operations of the Issuer are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Issuer conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer with respect to such anti-money laundering laws is pending or, to the knowledge of the Issuer, threatened.

g. AGES shall be a third-party beneficiary of, and entitled to assert claims based on any representations and warranties given to any investors in the Proposed Offering, which representation and warranties shall be reasonably acceptable to AGES.

7. AGES reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that AGES’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to AGES by the Issuer may not be increased above the amounts stated herein without the approval of the Issuer.

8. The Issuer agrees that no solicitation material apart from, if applicable, the Registration Statement, will be used by it in connection with the Proposed Offering or filed with the Commission or any federal, state or local governmental or regulatory authority by or on behalf of the Issuer without AGES’s prior approval, which approval may not be unreasonably delayed, withheld or denied.

9. The Issuer agrees that it will not issue press releases or engage in any other publicity, without AGES’s prior written consent, commencing on the date hereof and continuing for a period of forty (40) days from the Closing of the Proposed Offering, other than normal and customary releases issued in the ordinary course of the Issuer’s business. The Issuer covenants to adhere to all “gun jumping” and “quiet period” rules and regulations of the Commission prior to, during and following the filing of the Registration Statement, if applicable, and the consummation of the Proposed Offering. Any press release mentioning AGES shall first be approved by an AGES registered representative.

10. The Company acknowledges and agrees that AGES is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial AGES services for companies, governments and individuals. In the ordinary course of these activities, which may conflict with the interests of the Company, AGES and its affiliates from time to time may affect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities or other financial instruments (or related derivative instruments) of the Company or other parties which may be the subject of this engagement or any transaction contemplated hereby. AGES recognizes its responsibility for compliance with all laws, including without limitation the federal securities laws, in connection with the activities described in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, AGES will disclose to the Company any conflict it may have with respect to the representation of the Company or with respect to the consummation of a potential transaction, including without limitation any representation or potential representation of any potential competitor, acquiror or affiliate thereof. In addition, subject to Section 13, nothing contained in this engagement letter shall limit or restrict the right of AGES or of any partner, employee, agent or representative of AGES, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, nor to limit or restrict the right of AGES to render services of any kind to any other corporation, firm, individual or association.

11. During the Engagement Period or until the Closing, the Issuer agrees to cooperate with AGES and to furnish, or cause to be furnished, to AGES, any and all information and data concerning the Issuer, its subsidiaries and the Proposed Offering that AGES deems appropriate, including, without limitation, the Issuer’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Issuer shall provide AGES reasonable access during normal business hours from and after the date of execution of this engagement letter until the date of the Closing to all of the Issuer’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Issuer’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Issuer represents and warrants to AGES that all Information: (i) made available by the Issuer to AGES or its agents and representatives, (ii) contained in any preliminary or final Prospectus prepared by the Issuer in connection with the Proposed Offering, and (iii) contained in any filing by the Issuer with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are made. The Issuer further represents and warrants to AGES that all such Information will have been prepared by the Issuer in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Issuer acknowledges and agrees that in rendering its services hereunder, AGES will be using and relying on such information (and information available from public sources and other sources deemed reliable by AGES) without independent verification thereof by AGES or independent appraisal by AGES of any of the Issuer’s assets. The Issuer acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Issuer and the Issuer’s accountants, advisors and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, AGES shall keep strictly confidential all non-public Information concerning the Issuer provided to AGES. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by AGES, (b) was known or became known by AGES prior to the Issuer’s disclosure thereof to AGES, (c) becomes known to AGES from a source other than the Issuer, and other than by the breach of an obligation of confidentiality owed to the Issuer, (d) is disclosed by the Issuer to a third party without restrictions on its disclosure or (e) is independently developed by AGES. AGES’s obligations of confidentiality hereunder shall extend to its employees.

12. This engagement letter shall be deemed to have been made and delivered in Boston, Massachusetts and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

13. Neither this engagement letter nor any right or interest hereunder shall be assignable by the Issuer or the Company without the prior written consent of the other party hereto; provided, however, that nothing in this Section 13 shall preclude AGES from (i) assigning any rights hereunder to a corporation or other entity acquiring all or substantially all the assets and business, whether by operation of law or otherwise, of AGES, provided such entity is a registered broker-dealer, or (ii) designating another broker-dealer to perform services hereunder if AGES is unable to do so, provided such firm includes some or all of AGES’s former investment banking staff.

14. Each of AGES and the Issuer agrees that any dispute arising under this Agreement shall be submitted to arbitration in the city of Boston, Massachusetts, under the arbitration rules then prevailing of the Financial Industry Regulatory Authority (“FINRA”), and judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. Each party irrevocably consents to the jurisdiction of such court. No punitive damages shall be awarded. The party submitting such dispute shall require FINRA to:

a. appoint arbitrators who are knowledgeable in the securities law area and familiar with securities industry and who will follow the substantive rule of law;

b. require the testimony to be transcribed; and

c request that he award be accompanies by findings of fact and a statement of reasons for the decision.

Both AGES and the Issuer further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agrees that service of process upon the Issuer mailed by certified mail to the Issuer’s address shall be deemed in every respect effective service of process upon the Issuer, in any such suit, action or proceeding, and service of process upon AGES mailed by certified mail to AGES’s address shall be deemed in every respect effective service process upon AGES, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Issuer agrees that neither AGES nor its affiliates, and the respective officers, directors, employees, agents and representatives of AGES, its affiliates and each other person, if any, controlling AGES or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Issuer for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. AGES will act under this engagement letter as an independent contractor with duties to the Issuer. Because AGES will be acting on the Issuer’s behalf in this capacity, it is AGES’s practice to receive indemnification. A copy of AGES’s standard indemnification provisions is attached to this engagement letter as Exhibit A.

15. This Agreement may be terminated by either party for any or no reason on written notice to the other party. In the event of termination all compensation and other payments in cash or securities and cost or expense reimbursements due through the effective date of termination shall immediately be paid.

We are delighted at the prospect of working with you and look forward to a successful Proposed Offering. If you are in agreement with the foregoing, please execute and return two copies of this Engagement Letter to the undersigned along with the Advance. This engagement letter may be executed in counterparts and by facsimile or .pdf transmission.

Very truly yours,

AGES FINANCIAL SERVICES, LTD.

By:	/s/ William McCance
William McCance
President

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

MAMAMANCINI’S HOLDINGS, INC.

By:	/s/ Carl T. Wolf
Carl T. Wolf
Chairman & CEO

Exhibit A -
Indemnification Provisions

This Exhibit A is a part of and is incorporated into the Offering Engagement Letter dated July 5, 2022 (the “Agreement”) between the Issuer and Advisory Group Equity Services Ltd. (“AGES”). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

The Issuer agrees to indemnify and hold harmless AGES, its affiliates and each person controlling AGES (within the meaning of Section 15 of the Securities Act of 1933, as amended), and the directors, officers, agents and employees of AGES, its affiliates and each such controlling person (AGES, and each such entity or person, an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not any Indemnified Person is a party thereto (collectively, the “Actions”), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any offering documents prepared by the Issuer (including any amendments thereof and supplements thereto) (the “Offer Documents”) or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Issuer shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted primarily from such Indemnified Person’s (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Issuer in connection with the offer or sale of the Securities in the Transaction which were not authorized for such use by the Issuer and which use constitutes negligence, bad faith or willful misconduct. The Issuer also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under the Agreement, which includes this Exhibit A.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Issuer in writing; provided that failure by any Indemnified Person so to notify the Issuer shall not relieve the Issuer from any liability which the Issuer may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Issuer shall have been prejudiced by such failure. The Issuer shall, if requested by AGES, assume the defense of any such Action including the employment of counsel reasonably satisfactory to AGES, which counsel may also be counsel to the Issuer. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Issuer has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Issuer, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Issuer from representing both the Issuer (or another client of such counsel) and any Indemnified Person; provided that the Issuer shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Issuer shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Issuer shall not, without the prior written consent of AGES (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with the Agreement, the Issuer shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Issuer, on the one hand, and to AGES and any other Indemnified Person, on the other hand, of the matters contemplated by the Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer, on the one hand, and AGES and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Issuer contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by AGES pursuant to the Agreement. For purposes of this paragraph, the relative benefits to the Issuer, on the one hand, and to AGES on the other hand, of the matters contemplated by the Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Issuer in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to AGES under the Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

The Issuer also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Issuer that have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

The reimbursement, indemnity and contribution obligations of the Issuer set forth herein shall apply to any modification of the Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, the Agreement.

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

MAMAMANCINI’S HOLDINGS, INC.		AGES FINANCIAL SERVICES, LTD.

By:	/s/ Carl T. Wolf	By:	/s/ William McCance
	Carl T. Wolf		William McCance
	Chairman & CEO		President